Exhibit 11.0 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
             For the Six Months and Three Months Ended September 30, 1999 (UNAUDITED)


Statement regarding computation of earnings per share for the six months ended September 30, 1999.

                Income         Weighted Average Shares      Per-Share Amount
              --------------------------------------------------------------

Net Income      17,961                  91,872                    $0.20
                ------                  ------                    -----

Statement regarding computation of earnings per share for the three months ended September 30, 1999.

                Income         Weighted Average Shares      Per-Share Amount
              --------------------------------------------------------------

Net Income      20,354                  91,997                    $0.22
                ------                  ------                    -----

Note: Basic earnings per share are computed based upon the weighted average common shares outstanding for periods subsequent to the Building and Loan's conversion to a stock savings bank on September 22, 1998. Earnings per share for 1999 are not meaningful.


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